EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
October 14, 2009	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com
TOLL BROTHERS, INC. ANNOUNCES EXPIRATION AND FINAL RESULTS OF
CASH TENDER OFFER FOR CERTAIN OUTSTANDING DEBT SECURITIES
Horsham, PA, October 14, 2009 — Toll Brothers, Inc. (NYSE:TOL), (www.tollbrothers.com) today announced the final results of the previously announced tender offer (the “tender offer”) by Toll Brothers Finance Corp., a wholly-owned subsidiary, for up to $200 million in aggregate principal amount of its 6.875% Senior Notes due 2012 (the “2012 Notes”) and 5.95% Senior Notes due 2013 (the “2013 Notes” and, collectively, the “Notes”). The tender offer expired at 12:00 midnight, New York City time, on October 13, 2009 (the “Expiration Date”).
Based on the final tabulation provided by D.F. King & Co., Inc., the tender agent for the tender offers, $114,032,000 aggregate principal amount of the 2012 Notes and $102,872,000 of the 2013 Notes were validly tendered and not validly withdrawn. Because the tender offer was oversubscribed, Toll Brothers Finance Corp. will accept for purchase $200 million in aggregate principal amount of the Notes on a pro rata basis as described in the Offer to Purchase dated September 15, 2009, as amended by the press release dated September 28, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal. Toll Brothers Finance Corp. will purchase $105,135,000 in aggregate principal amount of the 2012 Notes at a cost of approximately $112.2 million and $94,865,000 in aggregate principal amount of the 2013 Notes at a cost of approximately $97.6 million (in each case, excluding accrued and unpaid interest) on the Payment Date (as defined below). Toll Brothers, Inc. expects to record a pre-tax charge of approximately $11.2 million in its fiscal year 2009 fourth quarter, representing the combined cost of the premium paid above par, the expenses of the tender offer and the unamortized issuance costs related to the retired debt.
Holders of Notes must have validly tendered and not validly withdrawn their Notes on or prior to 5:00 p.m., New York City time, on September 28, 2009 (the “Early Tender Date”) in order to receive the total consideration for any Notes purchased in the tender offer as described in the table below. Holders of Notes who validly tendered their Notes after the Early Tender Date but before the Expiration Date will receive the tender offer consideration for any Notes purchased in the tender offer.
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				Early
		Principal	Tender Offer	Tender	Total
Title of	CUSIP	Amount	Consideration	Payment	Consideration
Security	Number	Outstanding	(1)	(1)	(1)

6.875% Senior Notes due 2012	88947EAA8	$300 million	$1,037.50	$30.00	$1,067.50

5.95% Senior Notes due 2013	88947EAC4	$250 million	$1,002.50	$30.00	$1,032.50

(1)	Per $1,000 principal amount of Notes accepted for purchase.
The payment date is expected to be October 14, 2009 (the “Payment Date”).
In addition to the total consideration or tender offer consideration, as applicable, holders of Notes tendered and accepted for payment will receive accrued and unpaid interest on the tendered Notes from the last interest payment date for the Notes to, but not including, the Payment Date. All Notes purchased in the tender offer will be retired.
Toll Brothers Finance Corp. expects to fund the purchase of the Notes with part of the proceeds from the sale of its 6.750% Senior Notes due 2019, which proceeds it received on September 22, 2009.
J.P. Morgan and BofA Merrill Lynch served as dealer managers for the tender offer and D.F. King & Co., Inc. served as the depositary and information agent for the tender offer.
Requests for tender offer documents may be directed to D.F. King & Co., Inc. by telephone at (212) 493-6996 or in writing at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor New York, New York 10005 Attn: Elton Bagley. Questions regarding the tender offer may be directed to either J.P. Morgan collect at (212) 834-3424 or BofA Merrill Lynch at (888) 292-0070 or collect at (980) 388-9217.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The tender offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal, as amended by the press release dated September 28, 2009, and the information in this press release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”.
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The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.
This press release contains “forward-looking statements,” including those regarding Toll Brothers, Inc.’s anticipated use of the net proceeds. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results or events may differ materially from those expressed or implied by such statements. Such risks, uncertainties and other factors include, but are not limited to: local, regional, national and international economic conditions, including the current economic turmoil and uncertainties in the U.S. and global credit and financial markets; demand for homes; domestic and international political events; uncertainties created by terrorist attacks; effects of governmental regulation, including effects from the Emergency Economic Stabilization Act, the American Recovery and Reinvestment Act, and any pending or new stimulus legislation and programs; the competitive environment in which we operate; changes in consumer confidence; volatility and fluctuations in interest rates; unemployment rates; changes in home prices, foreclosure rates and sales activity in the markets where we build homes; the availability and cost of land for future growth; excess inventory and adverse market conditions that could result in substantial inventory write-downs or write-downs in the value of investments in unconsolidated entities; the ability to realize our deferred tax assets; the availability of capital; uncertainties, fluctuations and volatility in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, the applicability and sufficiency of our insurance coverage and the insurance coverage and ability to pay of other responsible parties relating to such claims; the ability of customers to obtain adequate and affordable financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of oil, gas and other raw materials; construction delays; weather conditions; and other factors described in detail in our Annual Report on Form 10-K for the year ended October 31, 2008. Forward-looking statements speak only as of the date they are made. Toll Brothers, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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